Exhibit 99.1

Berkshire Hills Reports Third Quarter Results

BOSTON, October 20, 2022 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today reported third quarter 2022 earnings per share (“EPS”) totaling $0.42. The non-GAAP measure of adjusted EPS totaled $0.62 for this period.

GAAP EPS decreased from $0.50 in the prior quarter due to $11 million in third quarter charges primarily consisting of branch restructuring costs following the completion of the previously announced branch consolidation program.

Excluding these charges, adjusted EPS increased by 21% from $0.51 in the prior quarter. Results benefited from a 13% increase in net interest income driven by a 37 basis point increase in the net interest margin due to loan growth and higher market interest rates.

Third quarter GAAP EPS decreased from $1.31 in 2021 due to $52 million in gains recorded on the sale of branch and insurance operations in 2021. Excluding these gains, adjusted EPS increased year-over-year by 18%. Berkshire’s 2022 results demonstrate positive operating leverage from its BEST strategic transformation initiatives.

THIRD QUARTER FINANCIAL HIGHLIGHTS (Changes are quarter-over-quarter unless otherwise stated. Non-GAAP measures are reconciled on pages F-9 and F-10).

●	6.8% return on tangible common equity and 9.9% adjusted return on tangible common equity
●	11% increase quarter-over-quarter in total net revenue; 10% increase in adjusted net revenue
●	3.48% net interest margin, increased from 3.11% in 2Q22 and 2.56% in 3Q21
●	62% efficiency ratio, improved from 67% in 2Q22 and 69% in 3Q21
●	2% end-of-period loan growth quarter-over-quarter; 16% growth year-over-year
●	0.74% delinquent and non-accrual loans/loans
●	7% reduction in period-end shares outstanding year-over-year reflecting stock buybacks
●	Prepayment of $75 million in subordinated debt in September 2022

CEO Nitin Mhatre stated “Berkshire posted strong revenue growth in the third quarter and achieved the highest adjusted per share earnings since 2019. We’re ahead of our BEST strategic transformation plan targets for performance improvement and accelerating our progress towards our vision of becoming a high-performing, leading socially responsible community bank.”

“Berkshire posted another quarter of loan growth and asset quality remains strong. Our balance sheet remains positioned to benefit from further increases in market interest rates. The Company’s expense discipline continues to support positive operating leverage and improved efficiency, allowing us to reinvest in targeted business lines. Our focused capital management has improved our capital returns to shareholders while also maintaining a strong capital base to support further franchise growth.”

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Mr. Mhatre concluded, “We continue to evolve our organization to meet shifting consumer, business, community, and employee expectations while enhancing our DigitouchSM model of customer engagement. We’ve increased our base pay rates, announced a number of promotions, and continue targeted recruiting of frontline bankers. Our teams are finding opportunities to add new relationships in the changing local banking landscape. We’re making steady progress in our multi-billion BEST Community Comeback program along with our ESG activities and are encouraged by the ongoing momentum within our organization and communities.”

RESULTS OF OPERATIONS

Earnings: Third quarter EPS of $0.42 decreased from $0.50 quarter-over-quarter, while adjusted EPS increased by 21% to $0.62 from $0.51. Third quarter EPS decreased from $1.31 in 2021 due to gains recorded on the sale of business operations in 2021. Third quarter adjusted EPS increased from $0.53 in 2021.

The improvement in adjusted earnings reflects positive operating leverage, with 11% revenue growth and 3% growth in adjusted operating expense compared to the prior quarter. The efficiency ratio improved to 62% in the most recent quarter, compared to 67% in the linked quarter and to 69% in the third quarter of 2021.

The third quarter 2022 return on tangible common equity measured 6.8% and the non-GAAP measure of adjusted return on tangible common equity measured 9.9%, The return on assets measured 0.66% and the non-GAAP measure of adjusted return on assets measured 0.99%.

The Company also utilizes the financial measure of Pre-tax Pre-Provision Net Revenue (“PPNR”) to evaluate the results of operations before the impact of the provision and tax expense. Compared to the prior quarter, PPNR decreased by $2 million to $27 million due to the restructuring expenses. The non-GAAP measure of adjusted PPNR increased by 28% to $39 million. Adjusted PPNR increased by 53% on a year-over-year basis.

Earnings per share benefited from share repurchases in most quarters during 2021 and 2022. At period-end, the Company had approximately $35 million remaining in its 2022 share repurchase authorization.

Revenue and expense comparisons to the third quarter of 2021 include the impact of the sale of branch and insurance operations at the end of that period. Revenue and expense related to those operations were components of operating income in that period and in prior periods.

Revenue: Total net revenue increased by 11% quarter-over-quarter and decreased by 25% year-over-year, due to the gains recorded on the sale of operations in the third quarter of 2021. The Company’s non-GAAP measure of adjusted revenue increased by 10% and 17% for the above periods.

Net interest income has been the primary driver of revenue growth in recent periods. Third quarter net interest income increased by $11 million, or 13%, compared to the linked quarter and by $21 million, or 29%, compared to the third quarter of 2021. After several quarters of relative stability, including a 2.56% margin in the third quarter of 2021, the margin expanded strongly to 3.11% in the second quarter of 2022, and then rose further to 3.48% in the third quarter of 2022.

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This improvement primarily reflected the impact of rapidly rising market interest rates which the Company was positioned to benefit from due to the positive asset sensitivity of its balance sheet. The margin also reflected the benefit of the reduction in higher cost wholesale funds as well as the reinvestment of excess cash into loan growth. The interest margin has also benefited from a lag in the responsiveness of deposit costs to the initial upward move in market interest rates.

The yield on average earning assets improved quarter-over-quarter to 3.91% from 3.34%. The cost of funds increased to 0.46% from 0.24%, while the cost of deposits increased to 0.33% from 0.17%. The Company’s interest rate sensitivity remained positive at period-end and was positioned to benefit from further interest rate increases anticipated by the market.

Deposit fees increased 5% quarter-over-quarter and 9% year-over-year, reflecting increased customer activity. Most lending related fees were down due to lower commercial activity in the most recent quarter.

Provision for Credit Losses on Loans: Berkshire recorded a $3 million provision for credit losses in the third quarter of 2022, compared to a zero provision in the second quarter of 2022 and a credit of $4 million in the third quarter of 2021. The Company continues to maintain strong credit quality, and the allowance for credit losses on loans decreased by $3 million to $96 million during the quarter.

Non-Interest Expense: Berkshire has maintained quarterly operating non-interest expenses generally stable within a targeted range of $68-70 million for more than a year, with a goal of reinvesting expense savings into frontline bankers and technology. Total expense increased to $82 million in the most recent quarter, primarily due to the $11 million charge for restructuring and other expense. The non-GAAP measure of adjusted non-interest expense totaled $70 million during this quarter. Total compensation expense increased by $2 million quarter-over-quarter including wage increases and increased performance based compensation. Full time equivalent staff totaled 1,300 positions at period-end, compared to 1,319 positions at the start of the year. The effective tax rate was 21% in the most recent quarter, which was an increase from 20% for the year 2021.

BALANCE SHEET (references are to period-end balances unless otherwise stated)

Summary: Total loans grew by 2% quarter over quarter and by 16% year-over-year, including increases near double digits or greater across all major categories. Total deposits decreased by 1% quarter-over-quarter and 4% year-over-year, due primarily due to reductions of brokered deposits and overnight payroll deposits. Period-end liquidity and capital remained strong, with the ratio of loans/deposits measuring 80% and tangible common equity/tangible assets measuring 8.1%. The Company remained positively sensitive to interest rate increases based on its asset/liability profile at period-end.

Loans: Quarter-over-quarter loan growth was concentrated in a 12% increase in residential mortgages. Year-over-year loan growth was concentrated in a 41% increase in residential mortgages and a 10% increase in commercial loans. Berkshire has expanded its mortgage origination team and its in-footprint relationship bank channel. The Company expanded its commercial teams over the last year, and business volumes and credit usage have benefited from improved market demand. Loan growth has also benefited from a decline in prepayments in the prevailing rising rate environment.

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Asset Quality: Asset quality metrics remained within historically favorable ranges through the third quarter. Period-end non-performing assets measured 0.35% of total assets, and total delinquent and non-accruing loans were 0.74% of total loans. Annualized net loan charge-offs measured 0.16% of average loans for the first nine months of the year. The ratio of the allowance for loan credit losses on loans to total loans decreased to 1.21% from 1.27% at midyear and from 1.55% at the start of the year.

Deposits and Borrowings: Total deposits decreased by 1% quarter-over-quarter and 4% year-over-year. Excluding changes in overnight payroll deposits and changes in brokered deposits, total deposits increased by 1% and decreased by 1% for these respective periods. During the third quarter, Berkshire prepaid its ten-year-old 6.875% $75 million subordinated note. The Company completed the issuance of an investment grade rated $100 million sustainable subordinated bond offering in June 2022.

Equity: The $71 million, or 7%, quarter-over-quarter decrease in shareholders’ equity included a $61 million net decrease due to after-tax unrealized bond losses caused by rising interest rates. Stock buybacks in the most recent quarter totaled approximately $20 million consisting of approximately 705,000 shares. At period-end, book value per share totaled $20.93 and tangible book value per share totaled $20.36.

ESG & CORPORATE RESPONSIBILITY UPDATE

Berkshire Bank is committed to purpose-driven, community-centered banking that enhances value for all stakeholders as it pursues its vision of being a high-performing, leading socially responsible community bank in New England and beyond. Learn more about the steps Berkshire is taking at berkshirebank.com/csr and in its most recent Corporate Responsibility Report.

Key developments in the quarter include:

●	BEST Community Comeback: As a result of the collective efforts of its employees, Berkshire is making steady progress towards the achievement of its “BEST Community Comeback” goals. The multi-year plan focuses on four key areas: fueling small businesses, community financing and philanthropy, financial access and empowerment, and funding environmental sustainability. Additional information can be found at berkshirebank.com/comeback.

●	Current ESG Performance: The Company remained within its BEST ESG goal with a top 23% composite performance in leading ESG indexes in the U.S. for its Environmental, Social and Governance (ESG) ratings. As of September 30, 2022 the Company has ratings of: MSCI ESG- BBB; ISS ESG Quality Score - Environment: 2, Social: 1, Governance: 2; and Bloomberg ESG Disclosure- 62.81. The Company also receives a rating by Sustainalytics. Berkshire continues to rank among the top 1% of all U.S. Banks for ESG in Bloomberg this year.

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●	Recognition & Continued Community Impact: The Boston Business Journal named Berkshire one of Massachusetts’ Top Charitable Contributors for the tenth consecutive year. The honor further demonstrates Berkshire’s deep commitment to lifting-up its communities which includes recent announcements of $100,000 in scholarships to forty (40) students continuing in their pursuit of an undergraduate degree from an accredited non-profit college or technical school and more than $600,000 in third quarter philanthropic contributions through Berkshire’s Foundation to support projects enhancing the quality of life and economic vibrancy in communities where the bank operates.

INVESTOR CONFERENCE CALL AND INVESTOR PRESENTATION

Berkshire will conduct a conference call/webcast at 10:00 a.m. Eastern time on Thursday, October 20, 2022 to discuss results for the quarter and provide guidance about expected future results. Participants are encouraged to pre-register for the conference call using the following link:

https://www.netroadshow.com/events/login?show=4f8bbd69&confId=42577

Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register at any time prior to the call and will immediately receive simple instructions via email. Additionally, participants may reach the registration link and access the webcast by logging in through the investor relations section of Berkshire's website at ir.berkshirebank.com. Those parties who do not have Internet access or are otherwise unable to pre-register for this event, may still participate at the above time by dialing 844-200-6205 and using participant access code: 197166. Participants are requested to dial-in a few minutes before the scheduled start of the call. A telephone replay of the call will be available for one week by dialing 866-813-9403 and using access code: 027908. The webcast will be available on Berkshire's website for an extended period of time.

ABOUT BERKSHIRE HILLS BANCORP

Berkshire Hills Bancorp is the parent of Berkshire Bank. The Bank's goal is to be a high-performing, leading socially responsible community bank in New England, Upstate New York, and beyond. Berkshire Bank provides business and consumer banking, mortgage, wealth management, and investment services. Headquartered in Boston, Berkshire has approximately $11.3 billion in assets and operates 100 financial centers in New England and New York, and is a member of the Bloomberg Gender-Equality Index. To learn more, call 800-773-5601 or follow us on Facebook, Twitter, Instagram, and LinkedIn.

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “remain,” “target” and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov. You should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.

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NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included on pages F-9 and F-10 in the accompanying financial tables. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.

The Company utilizes the non-GAAP measure of adjusted earnings in evaluating operating trends, including components for adjusted revenue and expense. These measures exclude items which the Company does not view as related to its normalized operations. These items primarily include securities gains/losses, other gains/losses, merger costs, restructuring costs, goodwill impairment, and discontinued operations. In 2021, the Company recorded a third quarter net gain of $52 million on the sale of the Company’s insurance subsidiary and the Mid-Atlantic branch operations. Expense adjustments in the first quarter 2021 were primarily related to branch consolidations. Third quarter 2021 adjustments included Federal Home Loan Bank borrowings prepayment costs. They also included other restructuring charges for efficiency initiatives in operations areas including write-downs on real estate moved to held for sale and severance related to staff reductions. The fourth quarter 2021 revenue adjustment was primarily related to trailing revenue on a previously reported sale, and the expense adjustment was due primarily to branch restructuring costs. The revenue adjustments in 2022 were related to fair market value changes in equity and trading investments. The restructuring expense adjustment in third quarter of 2022 primarily related to the termination of leasehold interests and the write-down of related right of use assets and leasehold improvements in conjunction with branch consolidations and real estate reductions.

The Company utilizes Adjusted Pre-Provision Net Revenue (“Adjusted PPNR”) which measures adjusted income before credit loss provision and tax expense. PPNR is used by the investment community due to the volatility and variability across banks related to credit loss provision expense under the Current Expected Credit Loss accounting standard. The Company also calculates Adjusted PPNR/assets in order to utilize the PPNR measure in assessing its comparative operating profitability.

Non-GAAP adjustments are presented net of an adjustment for income tax expense. This adjustment is determined as the difference between the GAAP tax rate and the effective tax rate applicable to adjusted income. The efficiency ratio is adjusted for adjusted revenue and expense items and for tax preference items. The Company also calculates measures related to tangible equity, which adjust equity (and assets where applicable) to exclude intangible assets due to the importance of these measures to the investment community.

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CONTACTS

Investor Relations Contacts

Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206

David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973

Media Contact:

Gary Levante, SVP, Corporate Responsibility & Communications
Email: glevante@berkshirebank.com
Tel: (413) 447-1737

TABLE INDEX	CONSOLIDATED UNAUDITED FINANCIAL SCHEDULES
F-1	Selected Financial Highlights
F-2	Balance Sheets
F-3	Loan and Deposit Analysis
F-4	Statements of Income
F-5	Statements of Income (Five Quarter Trend)
F-6	Average Balances and Average Yields and Costs
F-7	Asset Quality Analysis
F-8	Asset Quality Analysis (continued)
F-9	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Five Quarter Trend)
F-10	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Year-to-Date)

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SELECTED FINANCIAL HIGHLIGHTS - UNAUDITED - (F-1)

	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,
	2021	2021	2022	2022	2022
NOMINAL AND PER SHARE DATA
Net earnings per common share, diluted	$1.31	$0.42	$0.42	$0.50	$0.42
Adjusted earnings per common share, diluted (2)	0.53	0.42	0.43	0.51	0.62
Net income, (thousands)	63,749	20,248	20,196	23,115	18,717
Adjusted net income, (thousands) (2)	25,695	20,172	20,789	23,562	27,928
Total common shares outstanding, end of period (thousands)	48,657	48,667	47,792	45,788	45,040
Average diluted shares, (thousands)	48,744	48,340	48,067	46,102	45,034
Total book value per common share, (end of period)	24.21	24.30	22.89	22.15	20.93
Tangible book value per common share, (end of period) (2)	23.58	23.69	22.30	21.56	20.36
Dividends per common share	0.12	0.12	0.12	0.12	0.12
Full-time equivalent staff	1,333	1,319	1,333	1,322	1,300

PERFORMANCE RATIOS (3)
Return on equity	22.18%	6.86%	6.79%	7.82%	6.30%
Adjusted return on equity (2)	8.94	6.83	6.99	7.97	9.40
Return on tangible common equity (2)	23.14	7.37	7.29	8.33	6.76
Adjusted return on tangible common equity (2)	9.53	7.34	7.49	8.48	9.92
Return on assets	2.14	0.71	0.70	0.82	0.66
Adjusted return on assets (2)	0.86	0.71	0.72	0.84	0.99
Net interest margin, fully taxable equivalent (FTE) (4)(5)	2.56	2.60	2.61	3.11	3.48
Efficiency ratio (2)	68.76	71.98	72.61	66.60	62.01

FINANCIAL DATA (in millions, end of period)
Total assets	$11,846	$11,555	$12,097	$11,579	$11,317
Total earning assets	11,145	10,899	11,401	10,849	10,604
Total loans	6,836	6,826	7,267	7,803	7,943
Total deposits	10,365	10,069	10,699	10,115	9,988
Loans/deposits (%)	66%	68%	68%	77%	80%
Total shareholders' equity	$1,178	$1,182	$1,094	$1,014	$943

ASSET QUALITY
Allowance for credit losses, (millions)	$113	$106	$99	$99	$96
Net charge-offs, (millions)	(2)	(4)	(3)	(0)	(6)
Net charge-offs (QTD annualized)/average loans	0.12%	0.23%	0.15%	0.02%	0.30%
Provision (benefit)/expense, (millions)	$(4)	$(3)	$(4)	$-	$3
Non-performing assets, (millions)	39	37	32	29	40
Non-performing loans/total loans	0.54%	0.52%	0.41%	0.34%	0.48%
Allowance for credit losses/non-performing loans	304	300	335	368	254
Allowance for credit losses/total loans	1.65	1.55	1.37	1.27	1.21

CAPITAL RATIOS
Common equity tier 1 capital to risk weighted assets(6)	15.3%	15.0%	13.9%	12.9%	12.7%
Tier 1 capital leverage ratio(6)	9.9	10.5	10.3	10.2	10.1
Tangible common shareholders' equity/tangible assets(2)	9.7	10.0	8.8	8.5	8.1

(1)	Reconciliations of non-GAAP financial measures, including all references to adjusted and tangible amounts, appear on pages F-9 and F-10.
(2)	Non-GAAP financial measure. adjusted measurements are non-GAAP financial measures that are adjusted to exclude net non-adjusted charges primarily related to acquisitions and restructuring activities. See pages F-9 and F-10 for reconciliations of non-GAAP financial measures.
(3)	All performance ratios are annualized and are based on average balance sheet amounts, where applicable.
(4)	Fully taxable equivalent considers the impact of tax advantaged investment securities and loans.
(5)	The effect of purchase accounting accretion for loans, time deposits, and borrowings on the quarterly net interest margin was an increase in all quarters, which is shown sequentially as follows beginning with the earliest quarter and ending with the most recent quarter: 0.06%, 0.06%, 0.03%, 0.03%, 0.01%
(6)	Presented as projected for September 30, 2022 and actual for the remaining periods.

F-1

CONSOLIDATED BALANCE SHEETS - UNAUDITED - (F-2)

	September 30,	December 31,	June 30,	September 30,
(in thousands)	2021	2021	2022	2022
Assets
Cash and due from banks	$153,185	$109,350	$156,470	$128,509
Short-term investments	1,971,345	1,518,457	714,547	566,404
Total cash and cash equivalents	2,124,530	1,627,807	871,017	694,913

Trading security	8,574	8,354	7,040	6,812
Marketable equity securities, at fair value	15,601	15,453	14,154	12,790
Securities available for sale, at fair value	1,643,965	1,877,585	1,697,019	1,470,949
Securities held to maturity, at amortized cost	651,863	636,503	602,611	592,503
Federal Home Loan Bank stock and other restricted securities	12,041	10,800	9,365	7,264
Total securities	2,332,044	2,548,695	2,330,189	2,090,318
Less: Allowance for credit losses on investment securities	(125)	(105)	(94)	(95)
Net securities	2,331,919	2,548,590	2,330,095	2,090,223

Loans held for sale	5,176	6,110	1,062	4,124

Total loans	6,836,235	6,825,847	7,803,451	7,943,481
Less: Allowance for credit losses on loans	(112,916)	(106,094)	(99,021)	(96,013)
Net loans	6,723,319	6,719,753	7,704,430	7,847,468

Premises and equipment, net	99,233	94,383	89,657	86,809
Goodwill and other intangible assets	30,907	29,619	27,046	25,761
Other assets	527,049	524,074	550,275	563,946
Assets held for sale	3,743	4,577	5,386	3,830
Total assets	$11,845,876	$11,554,913	$11,578,968	$11,317,074

Liabilities and shareholders' equity
Demand deposits	$3,022,821	$3,008,461	$2,921,347	$2,896,659
NOW and other deposits	1,982,089	976,401	2,247,544	1,045,970
Money market deposits	2,438,832	3,293,526	2,327,004	3,388,932
Savings deposits	1,095,959	1,111,625	1,143,352	1,111,304
Time deposits	1,825,714	1,678,940	1,475,417	1,545,256
Total deposits	10,365,415	10,068,953	10,114,664	9,988,121

Senior borrowings	13,369	13,331	58,542	4,494
Subordinated borrowings	97,454	97,513	195,659	121,001
Total borrowings	110,823	110,844	254,201	125,495

Other liabilities	191,563	192,681	196,053	260,896
Total liabilities	10,667,801	10,372,478	10,564,918	10,374,512

Common shareholders' equity	1,178,075	1,182,435	1,014,050	942,562
Total shareholders' equity	1,178,075	1,182,435	1,014,050	942,562
Total liabilities and shareholders' equity	$11,845,876	$11,554,913	$11,578,968	$11,317,074

F-2

CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED - (F-3)

LOAN ANALYSIS

				Growth %
(in millions)	December 31, 2021 Balance	June 30, 2022 Balance	September 30, 2022 Balance	Quarter ended September 30, 2022	Year to Date
Total commercial real estate	$3,598	$3,920	$3,902	(0)%	8%
Commercial and industrial loans	1,330	1,471	1,435	(2)	8
Total commercial loans	4,928	5,391	5,337	(1)	8

Total residential mortgages	1,392	1,819	2,033	12	46

Home equity	253	241	234	(3)	(7)
Auto and other	253	352	339	(4)	34
Total consumer loans	506	593	573	(3)	13
Total loans	$6,826	$7,803	$7,943	2%	16%

DEPOSIT ANALYSIS

				Growth %
(in millions)	December 31, 2021 Balance	June 30, 2022 Balance	September 30, 2022 Balance	Quarter ended September 30, 2022	Year to Date
Non-interest bearing	$3,008	$2,921	$2,897	(1)%	(4)%
NOW and other	976	2,248	1,046	(53)	7
Money market	3,294	2,327	3,389	46	3
Savings	1,112	1,143	1,111	(3)	(0)
Time deposits	1,679	1,476	1,545	5	(8)
Total deposits (1)	$10,069	$10,115	$9,988	(1)%	(1)%

(1)	Included in total deposits are brokered deposits of $163.6 million, $112.9 million, and $228.1 million at September 30, 2022, June 30, 2022, and December 31, 2021, respectively.

F-3

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-4)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2022	2021	2022	2021
Interest income	$103,671	$79,688	$265,873	$253,205
Interest expense	11,587	8,320	23,368	31,351
Net interest income, not FTE	92,084	71,368	242,505	221,854
Non-interest income
Deposit related fees	8,377	7,657	23,733	22,291
Loan fees and revenue	3,785	8,285	16,673	25,962
Insurance commissions and fees	-	1,581	-	7,003
Wealth management fees	2,353	2,653	7,753	7,944
Mortgage banking fees	58	461	186	1,797
Other	2,154	1,279	7,132	5,638
Total non-interest income excluding (losses)	16,727	21,916	55,477	70,635
Securities (losses), net	(476)	(166)	(2,194)	(681)
Gain on sale of business operations and assets, net	-	51,885	-	51,885
Total non-interest income	16,251	73,635	53,283	121,839
Total net revenue	108,335	145,003	295,788	343,693
Total net revenue excluding (losses)	108,811	93,284	297,982	292,489

Provision expense/(benefit) for credit losses	3,000	(4,000)	(1,000)	2,500
Non-interest expense
Compensation and benefits	39,422	37,068	114,773	112,773
Occupancy and equipment	8,702	10,421	28,207	32,044
Technology and communications	8,719	8,397	25,857	25,204
Professional services	3,285	3,180	8,890	13,495
Other expenses	10,076	8,969	29,449	28,053
Merger, restructuring and other non-operating expenses	11,473	1,425	11,526	4,917
Total non-interest expense	81,677	69,460	218,702	216,486
Total non-interest expense excluding merger, restructuring and other	70,204	68,035	207,176	211,569

Income before income taxes	$23,658	$79,543	$78,086	$124,707
Income tax expense	4,941	15,794	16,058	26,291
Net income	$18,717	$63,749	$62,028	$98,416

Basic earnings per common share	$0.42	$1.32	$1.35	$1.98
Diluted earnings per common share	$0.42	$1.31	$1.34	$1.97

Weighted average shares outstanding:
Basic	44,700	48,395	46,056	49,672
Diluted	45,034	48,744	46,396	49,963

F-4

CONSOLIDATED STATEMENTS OF INCOME (5 Quarter Trend) - UNAUDITED - (F-5)

	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,
(in thousands, except per share data)	2021	2021	2022	2022	2022
Interest income	$79,688	$75,860	$74,823	$87,379	$103,671
Interest expense	8,320	6,548	5,760	6,021	11,587
Net interest income, not FTE	71,368	69,312	69,063	81,358	92,084
Non-interest income
Deposit related fees	7,657	7,522	7,351	8,005	8,377
Loan fees and revenue	8,285	9,098	8,265	4,623	3,785
Insurance commissions and fees	1,581	-	-	-	-
Wealth management fees	2,653	2,586	2,625	2,775	2,353
Mortgage banking fees	461	259	19	109	58
Other	1,279	993	3,166	1,812	2,154
Total non-interest income excluding (losses)/gains	21,916	20,458	21,426	17,324	16,727
Securities (losses), net	(166)	(106)	(745)	(973)	(476)
Gain on sale of business operations and assets, net	51,885	1,057	-	-	-
Total non-interest income	73,635	21,409	20,681	16,351	16,251
Total net revenue	145,003	90,721	89,744	97,709	108,335
Total net revenue excluding (losses)/gains	93,284	89,770	90,489	98,682	108,811

Provision (benefit)/expense for credit losses	(4,000)	(3,000)	(4,000)	-	3,000
Non-interest expense
Compensation and benefits	37,068	37,816	37,521	37,830	39,422
Occupancy and equipment	10,421	9,738	10,067	9,438	8,702
Technology and communications	8,397	8,599	8,527	8,611	8,719
Professional services	3,180	2,365	2,692	2,913	3,285
Other expenses	8,969	10,025	9,725	9,648	10,076
Merger, restructuring and other non-operating expenses	1,425	864	18	35	11,473
Total non-interest expense	69,460	69,407	68,550	68,475	81,677
Total non-interest expense excluding merger, restructuring and other	68,035	68,543	68,532	68,440	70,204

Income before income taxes	$79,543	$24,314	$25,194	$29,234	$23,658
Income tax expense	15,794	4,066	4,998	6,119	4,941
Net income	$63,749	$20,248	$20,196	$23,115	$18,717

Diluted earnings per common share	$1.31	$0.42	$0.42	$0.50	$0.42

Weighted average shares outstanding:
Basic	48,395	47,958	47,668	45,818	44,700
Diluted	48,744	48,340	48,067	46,102	45,034

F-5

AVERAGE BALANCES AND AVERAGE YIELDS AND COSTS - UNAUDITED - (F-6)

	Sept. 30, 2021		Dec. 31, 2021		March 31, 2022		June 30, 2022		Sept. 30, 2022
(in millions)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Commercial real estate	3,577	3.40%	3,569	3.49%	3,651	3.35%	3,831	3.79%	3,926	4.53%
Commercial and industrial loans	1,370	4.78	1,278	4.37	1,373	4.14	1,447	4.46	1,449	5.21
Residential mortgages	1,499	3.65	1,403	3.82	1,436	3.56	1,652	3.57	1,926	3.53
Consumer loans	545	3.95	516	3.96	514	4.24	562	5.41	587	6.24
Total loans (1)	6,991	3.77	6,766	3.76	6,974	3.61	7,492	3.99	7,888	4.54
Securities (2)	2,312	2.09	2,367	2.04	2,649	1.95	2,621	1.97	2,400	2.13
Short-term investments and loans held for sale	1,762	0.17	1,609	0.17	1,202	0.17	476	0.57	342	1.96
Mid-Atlantic region loans held for sale	155	3.82	-	-	-	-	-	-	-	-
Total earning assets	11,220	2.86	10,742	2.84	10,825	2.82	10,589	3.34	10,630	3.91
Goodwill and other intangible assets	31		30		29		27		26
Other assets	674		655		639		644		659
Total assets	11,925		11,427		11,493		11,260		11,315

Liabilities and shareholders' equity
NOW and other	1,316	0.05%	1,331	0.05%	1,456	0.04%	1,454	0.12%	1,362	0.48%
Money market	2,716	0.16	2,731	0.16	2,871	0.16	2,811	0.19	2,737	0.46
Savings	1,112	0.04	1,100	0.04	1,117	0.03	1,127	0.03	1,129	0.03
Time	1,893	0.86	1,750	0.80	1,624	0.71	1,460	0.64	1,528	0.85
Total interest-bearing deposits	7,037	0.31	6,912	0.28	7,068	0.24	6,852	0.24	6,756	0.48
Borrowings (3)	263	3.89	121	5.68	122	5.21	160	4.61	251	5.46
Mid-Atlantic region interest-bearing deposits	306	0.51	-	-	-	-	-	-	-	-
Total interest-bearing liabilities	7,606	0.43	7,033	0.37	7,190	0.32	7,012	0.34	7,007	0.66
Non-interest-bearing demand deposits	2,901		3,038		2,968		2,903		2,913
Other liabilities (4)	269		175		146		163		206
Total liabilities	10,776		10,246		10,304		10,078		10,126

Common shareholders' equity	1,149		1,181		1,189		1,182		1,189
Total shareholders' equity	1,149		1,181		1,189		1,182		1,189
Total liabilities and shareholders' equity	11,925		11,427		11,493		11,260		11,315

Net interest spread		2.43%		2.47%		2.50%		2.99%		3.25%
Net interest margin, FTE (5)		2.56		2.60		2.61		3.11		3.48
Cost of funds		0.31		0.26		0.23		0.24		0.46
Cost of deposits		0.22		0.19		0.17		0.17		0.33

Supplementary data
Net Interest Income, not FTE	71.368		69.312		69.063		81.358		92.084
Fully taxable equivalent income adjustment	1.586		1.604		1.524		1.560		1.715
Net Interest Income, FTE	72.954		70.916		70.587		82.918		93.799

Average PPP loans (6)	90		37		27		NM		NM
Average loans excluding PPP loans (6)	6,901		6,729		6,947		7,492		7,888
Total PPP loans, end of period (6)	46		30		16		NM		NM
Total loans excluding PPP loans, end of period (6)	6,790		6,796		7,251		7,803		7,943
PPP interest income	2.063		0.302		0.200		NM		NM

Total average non-maturity deposits	8,045		8,200		8,412		8,295		8,141
Total average deposits	9,938		9,950		10,037		9,755		9,669

Purchase accounting accretion	1.695		1.548		0.717		0.773		0.280
Total average tangible equity (7)	1,118		1,151		1,160		1,155		1,163

(1)	Total loans include non-accruing loans.
(2)	Average balances for securities available-for-sale are based on amortized cost.
(3)	Average balances for borrowings includes the financing lease obligation which is presented under other liabilities on the consolidated balance sheet.
(4)	The average balance for September 30, 2021 includes the Mid-Atlantic region non-interesting bearing deposits.
(5)	The effect of PPP loans on the quarterly net interest margin is shown sequentially as follows beginning with the earliest quarter and ending with the most recent quarter: (0.05%, 0.00%, 0.00%, 0.00%, 0.00%) This calculation excludes gross interest income on PPP loans and average PPP loan balances.
(6)	As of June 30, 2022, the PPP loan balances and interest are not considered material and will no longer be considered in adjusted metrics.
(7)	See page F-9 for details on the calculation of total average tangible equity.

F-6

ASSET QUALITY ANALYSIS - UNAUDITED - (F-7)

	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,
(in thousands)	2021	2021	2022	2022	2022
NON-PERFORMING ASSETS
Non-accruing loans:
Commercial real estate	$14,845	$13,954	$8,984	$8,277	$2,976
Commercial and industrial loans	7,140	6,747	5,618	4,891	21,008
Residential mortgages	9,763	9,825	11,079	10,331	10,407
Consumer loans	5,399	4,800	4,000	3,385	3,463
Total non-accruing loans	37,147	35,326	29,681	26,884	37,854
Other real estate owned	-	-	-	-	-
Repossessed assets	1,664	1,736	2,004	2,004	2,175
Total non-performing assets	$38,811	$37,062	$31,685	$28,888	$40,029

Total non-accruing loans/total loans	0.54%	0.52%	0.41%	0.34%	0.48%
Total non-accruing loans/total loans excluding PPP loans	0.55%	0.52%	0.42%	0.38%	0.54%
Total non-performing assets/total assets	0.33%	0.32%	0.26%	0.25%	0.35%

PROVISION AND ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$119,044	$112,916	$106,094	$99,475	$99,021
Charged-off loans	(4,334)	(7,976)	(6,048)	(1,593)	(7,424)
Recoveries on charged-off loans	2,206	4,154	3,429	1,139	1,416
Net loans charged-off	(2,128)	(3,822)	(2,619)	(454)	(6,008)
Provision (benefit)/expense for loan credit losses	(4,000)	(3,000)	(4,000)	-	3,000
Balance at end of period	$112,916	$106,094	$99,475	$99,021	$96,013

Allowance for credit losses/total loans	1.65%	1.55%	1.37%	1.27%	1.21%
Allowance for credit losses/total loans excluding PPP loans	1.66%	1.56%	1.37%	1.27%	1.21%
Allowance for credit losses/non-accruing loans	304%	300%	335%	368%	254%

NET LOAN CHARGE-OFFS
Commercial real estate	$(1,391)	$(2,208)	$(3,280)	$(76)	$(854)
Commercial and industrial loans	110	(1,649)	653	(237)	(4,931)
Residential mortgages	(677)	(2)	(50)	(30)	122
Home equity	106	106	135	33	1
Auto and other consumer	(276)	(69)	(77)	(144)	(346)
Total, net	$(2,128)	$(3,822)	$(2,619)	$(454)	$(6,008)

Net charge-offs (QTD annualized)/average loans	0.12%	0.23%	0.15%	0.02%	0.30%
Net charge-offs (YTD annualized)/average loans	0.30%	0.29%	0.15%	0.08%	0.16%

F-7

ASSET QUALITY ANALYSIS - UNAUDITED (F-8)

	September 30, 2021		December 31, 2021		March 31, 2022		June 30, 2022		September 30, 2022
(in thousands)	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans
30-89 Days delinquent	$18,365	0.27%	$39,863	0.58%	$13,517	0.19%	$36,184	0.46%	$14,662	0.18%
90+ Days delinquent and still accruing	3,803	0.06%	3,270	0.05%	6,613	0.09%	6,760	0.09%	6,285	0.08%
Total accruing delinquent loans	22,168	0.33%	43,133	0.63%	20,130	0.28%	42,944	0.55%	20,947	0.26%
Non-accruing loans	37,147	0.54%	35,326	0.52%	29,681	0.41%	26,884	0.34%	37,854	0.48%
Total delinquent and non-accruing loans	$59,315	0.87%	$78,459	1.15%	$49,811	0.69%	$69,828	0.89%	$58,801	0.74%

F-8

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA- UNAUDITED - (F-9)

		Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,
(in thousands)		2021	2021	2022	2022	2022
Total revenue	(A)	$145,003	$90,721	$89,744	$97,709	$108,335
Adj: Net securities losses (1)		166	106	745	973	476
Adj: Net (gains) on sale of business operations and assets		(51,885)	(1,057)	-	-	-
Total adjusted revenue (2)	(B)	$93,284	$89,770	$90,489	$98,682	$108,811

Total non-interest expense	(C)	$69,460	$69,407	$68,550	$68,475	$81,677
Less: Merger, restructuring and other expense		(1,425)	(864)	(18)	(35)	(11,473)
Adjusted non-interest expense (2)	(D)	$68,035	$68,543	$68,532	$68,440	$70,204

Pre-tax, pre-provision net revenue (PPNR)	(A-C)	$75,543	$21,314	$21,194	$29,234	$26,658
Adjusted pre-tax, pre-provision net revenue (PPNR)	(B-D)	25,249	21,227	21,957	30,242	38,607

Net income		$63,749	$20,248	$20,196	$23,115	$18,717
Adj: Net securities losses (1)		166	106	745	973	476
Adj: Net (gains) on sale of business operations and assets		(51,885)	(1,057)	-	-	-
Adj: Restructuring expense and other expense		1,425	864	18	35	11,473
Adj: Income taxes (expense)/benefit		12,240	11	(170)	(561)	(2,738)
Total adjusted income (2)	(E)	$25,695	$20,172	$20,789	$23,562	$27,928

(in millions, except per share data)
Total average assets	(F)	$11,925	$11,427	$11,493	$11,260	$11,315
Total average shareholders' equity	(G)	1,149	1,181	1,189	1,182	1,189
Total average tangible shareholders' equity (2)(3)	(H)	1,118	1,151	1,160	1,155	1,164
Total average tangible common shareholders' equity (2)(3)	(I)	1,118	1,151	1,160	1,155	1,164
Total tangible shareholders' equity, period-end (2)(3)	(J)	1,147	1,153	1,066	987	917
Total tangible common shareholders' equity, period-end (2)(3)	(K)	1,147	1,153	1,066	987	917
Total tangible assets, period-end (2)(3)	(L)	11,815	11,525	12,069	11,552	11,291

Total common shares outstanding, period-end (thousands)	(M)	48,657	48,667	47,792	45,788	45,040
Average diluted shares outstanding (thousands)	(N)	48,744	48,340	48,067	46,102	45,034

GAAP earnings per common share, diluted (2)		$1.31	$0.42	$0.42	$0.50	$0.42
Adjusted earnings per common share, diluted (2)	(E/N)	0.53	0.42	0.43	0.51	0.62
Tangible book value per common share, period-end (2)	(K/M)	23.58	23.69	22.30	21.56	20.36
Total tangible shareholders' equity/total tangible assets (2)	(J/L)	9.71	10.00	8.83	8.54	8.12

Performance ratios (4)
GAAP return on equity		22.18%	6.86%	6.79	7.82%	6.30%
Adjusted return on equity (2)	(E/G)	8.94	6.83	6.99	7.97	9.40
Return on tangible common equity (2)(5)		23.14	7.37	7.29	8.33	6.76
Adjusted return on tangible common equity (2)(5)	(E+Q)/(I)	9.53	7.34	7.49	8.48	9.92
GAAP return on assets		2.14	0.71	0.70	0.82	0.66
Adjusted return on assets (2)		0.86	0.71	0.72	0.84	0.99
PPNR from continuing operations/assets (2)		2.53	0.75	0.74	1.04	0.94
Adjusted PPNR/assets (2)		0.85	0.74	0.76	1.07	1.36
Efficiency ratio (2)(6)	(D-Q)/(B+O+R)	68.76	71.98	72.61	66.60	62.01
Net interest margin, FTE		2.56	2.60	2.61	3.11	3.48

Supplementary data (in thousands)
Tax benefit on tax-credit investments (7)	(O)	$2,195	$2,057	$596	$595	$620
Non-interest income charge on tax-credit investments (8)	(P)	(1,789)	(1,448)	(357)	(351)	(445)
Net income on tax-credit investments	(O+P)	406	609	239	244	175

Intangible amortization	(Q)	$1,296	$1,288	$1,286	$1,286	$1,285
Fully taxable equivalent income adjustment	(R)	1,586	1,604	1,524	1,560	1,715

(1)	Net securities losses/(gains) include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.
(2)	Non-GAAP financial measure.
(3)	Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end. Total tangible assets is computed by taking intangible assets at period-end.
(4)	Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.
(5)	Adjusted return on tangible equity is computed by dividing the total adjusted income adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.
(6)	Efficiency ratio is computed by dividing total adjusted tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total adjusted non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.
(7)	The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation and low-income housing.
(8)	The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.

F-9

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA- UNAUDITED - (F-10)

		At or for the Nine Months Ended
		Sept. 30,	Sept. 30,
(in thousands)		2021	2022
Total revenue	(A)	$343,693	$295,788
Adj: Net securities losses (1)		681	2,194
Adj: Net (gains) on sale of business operations and assets		(51,885)	-
Total adjusted revenue (2)	(B)	$292,489	$297,982

Total non-interest expense	(C)	$216,486	$218,702
Less: Merger, restructuring and other expense		(4,917)	(11,526)
Adjusted non-interest expense (2)	(D)	$211,569	$207,176

Pre-tax, pre-provision net revenue (PPNR)	(A-C)	$127,207	$77,086
Adjusted pre-tax, pre-provision net revenue (PPNR)	(B-D)	80,920	90,806

Net income		$98,416	$62,028
Adj: Net securities losses (1)		681	2,194
Adj: Net (gains) on sale of business operations and assets		(51,885)	-
Adj: Restructuring expense and other expense		4,917	11,526
Adj: Income taxes benefit/(expense)		11,685	(3,469)
Total adjusted income/(loss) (2)	(E)	$63,814	$72,279

(in millions, except per share data)
Total average assets	(F)	$12,268	$11,355
Total average shareholders' equity	(G)	1,161	1,187
Total average tangible shareholders' equity (2)(3)	(H)	1,128	1,159
Total average tangible common shareholders' equity (2)(3)	(I)	1,128	1,159
Total tangible shareholders' equity, period-end (2)(3)	(J)	1,147	917
Total tangible common shareholders' equity, period-end (2)(3)	(K)	1,147	917
Total tangible assets, period-end (2)(3)	(L)	11,815	11,291

Total common shares outstanding, period-end (thousands)	(M)	48,657	45,040
Average diluted shares outstanding (thousands)	(N)	49,963	46,396

GAAP earnings/(loss) per common share, diluted (2)		$1.97	$1.34
Adjusted earnings per common share, diluted (2)	(E/N)	1.28	1.56
Tangible book value per common share, period-end (2)	(K/M)	23.58	20.36
Total tangible shareholders' equity/total tangible assets (2)	(J/L)	9.71	8.12

Performance ratios (4)
GAAP return on equity		11.30%	6.97%
Adjusted return on equity (2)	(E/G)	7.33	8.12
Return on tangible common equity (2)(5)		11.97	7.46
Adjusted return on tangible common equity (2)(5)	(E+Q)/(I)	7.88	8.64
GAAP return on assets		1.07	0.73
Adjusted return on assets (2)		0.69	0.85
PPNR from continuing operations/assets (2)		1.38	0.91
Adjusted PPNR/assets (2)		0.88	1.07
Efficiency ratio (2)(6)	(D-Q)/(B+O+R)	69.32	66.75
Net interest margin, FTE		2.60	3.05

Supplementary data (in thousands)
Tax benefit on tax-credit investments (7)	(O)	$2,315	$1,811
Non-interest income charge on tax-credit investments (8)	(P)	(1,996)	(1,153)
Net income on tax-credit investments	(O+P)	319	658

Intangible amortization	(Q)	$3,912	$3,857
Fully taxable equivalent income adjustment	(R)	4,739	4,799

(1)	Net securities losses include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.
(2)	Non-GAAP financial measure.
(3)	Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end. Total tangible assets is computed by taking intangible assets at period-end.
(4)	Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.
(5)	Adjusted return on tangible equity is computed by dividing the total adjusted income adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.
(6)	Efficiency ratio is computed by dividing total adjusted tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total adjusted non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.
(7)	The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation and low-income housing.
(8)	The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.

F-10